UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_____________

FORM 8-K
_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2012
__________________________________________

OSL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
__________________________________________

Nevada (State or other jurisdiction of incorporation)	001-32658 (Commission File Number)	98-0441032 (I.R.S. Employer Identification Number)

60 Dutch Hill Road, Suite 15
Orangeburg, NY 10962
(Address of principal executive offices and zip code)

(845) 363-6776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On August 13, 2012, Profectus LLC (“Profectus”), the holder of that certain demand promissory note in the principal amount of $67,365 originally issued by OSL Holdings, Inc. (the “Company”) on February 12, 2012 (the “Original Note”), transferred and assigned the Original Note to Continental Equities, LLC (“Continental”). Pursuant to the terms of such transfer and assignment, the Company canceled the Original Note and issued a new convertible promissory note to Continental in the principal amount of $67,000 (the “New Note”) with a maturity date of June 30, 2013. The interest rate of the New Note is 8% per annum through the maturity date. The New Note is convertible into shares of the Company’s common stock commencing on a date that is 30 days after the issue date of the New Note, at a price equal to the average of the lowest two intraday trading prices for the common stock during the five trading days period ending one trading day prior to the date the conversion notice is sent by Continental to the Company.

The New Note is subject to customary anti-dilution and default provisions. In the event the Company shall default in the payment of the New Note, the interest rate shall be increased to 18% per annum.

As of August 13, 2012, the Company has no obligations to Profectus pursuant to or under the Original Note.

Item 1.02                      Termination of a Material Definitive Agreement.

The information contained in Item 1.01 of this Report is incorporated by reference into this Item 1.02.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

 Exhibit No.                   Description

10.1                                Convertible Promissory Note dated August 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSL Holdings, Inc.

Date: September 25, 2012	By: /s/ Eric Kotch
Name: Eric Kotch Title: Chief Financial Officer